CERTIFICATE OF DESIGNATIONS
                                       of
                            SERIES A PREFERRED STOCK
                                       of
                               AMERICO LIFE, INC.

                       (Pursuant to Section 351.180(7) of
            The General and Business Corporation Law of the State of Missouri)


         Americo Life, Inc., a Missouri corporation (hereinafter, the "Company"), pursuant to Section 351.180 of The General and Business Corporation Law of the State of Missouri (the "GBCL") does hereby make this Certificate of Designations and does hereby state and certify that, pursuant to the authority expressly vested in the Board of Directors of the Company (the "Board of Directors") by the Articles of Incorporation, and pursuant to Section 351.310 of the GBCL the following resolutions have been duly adopted:

         RESOLVED, that pursuant to Article III of the Articles of Incorporation (which authorizes 4,000,000 shares of preferred stock, $1 par value), the designations, powers and preferences, relative participating, optional and other special rights, and the qualifications, limitations and restrictions thereof, of a series of Series A Preferred Stock are fixed as stated herein.

         RESOLVED, that each share of the Series A Preferred Stock shall rank equally in all respects (taking into account the amount of accrued and unpaid dividends on each such share) and shall be subject to the following provisions:

Section 1.  Designation; Rank.

         The preferred stock shall be designated Series A Preferred Stock, par value $1 per share (the "Series A Preferred Stock") and shall consist of 2,000,000 shares. The Series A Preferred Stock will rank, with respect to dividend rights and rights upon liquidation, winding up and dissolution (a "Liquidation"): (a) senior to all classes of common stock of the Company and each other class of capital stock or series of preferred stock established after the offering of the Series A Preferred Stock by the Board of Directors that does not expressly provide that it ranks senior to or on parity with the Series A Preferred Stock as to dividends and other distributions, including distributions upon a Liquidation (collectively referred to with the Common Stock of the Company as "Junior Stock"); (b) on parity with any class of capital stock of the Company or series of preferred stock of the Company hereafter established, the terms of which expressly provide that such class or series will rank on parity with the Series A Preferred Stock as to dividends and other distributions, including distributions upon a Liquidation ("Parity Stock"); and (c) junior to any class of capital stock of the Company or any series of preferred stock of the Company hereafter established, the terms of which expressly provide that such class or series will rank senior to the Series A Preferred Stock as to dividends and other distributions, including distributions upon a Liquidation ("Senior Stock").

Section 2.  Dividends.

(a) The holders of each then outstanding share of Series A Preferred Stock (including any Additional Series A Securities (as hereinafter defined)) will be entitled to receive, when, as and if declared by the Board of Directors out of funds of the Company legally available therefor, cumulative dividends, from the Original Issuance Date for such share through and including the date on which such dividends are paid at the annual rate equal to the Series A Applicable Rate (as hereinafter defined) multiplied by the Series A Liquidation Preference (as hereinafter defined) for such share of the Series A Preferred Stock, payable in arrears on the last day of each of March, June, September and December (the "Dividend Payment Date"), commencing on March 31, 2002; provided that: (i) if any such Dividend Payment Date is not a Business Day then such dividend shall be payable on the next Business Day, and (ii) accumulated and unpaid dividends for any prior quarterly period may be paid at any time. Such dividends shall be deemed to accrue on each share of the Series A Preferred Stock from the Original Issuance Date for such share and be cumulative whether or not earned or declared and whether or not there are profits, surplus or other funds of the Company legally available for the payment of dividends. The term "Series A Applicable Rate" for any quarterly dividend period means (i) 3.38% plus (ii) the LIBOR Rate (as hereinafter defined) in effect for such quarterly period. The term "Business Day" means any day other than a Saturday, Sunday or day on which banking institutions in New York are authorized or required to remain closed. The term "Original Issuance Date" means, with respect to the first shares of the Series A Preferred Stock to be issued, the Initial Issuance Date, and, with respect to the Additional Series A Securities (as hereinafter defined), the date upon which they are issued or, if not issued, the applicable dividend payment date on which the Additional Series A Securities were to have been issued.

(b) The Company shall have the option to pay the dividends on such Series A Preferred Stock in cash, through the issuance of additional shares of Series A Preferred Stock to holders of Series A Preferred Stock ("Additional Series A Securities") or through a combination of the foregoing. The number of Additional Series A Securities that are issued to the holders of each share of the Series A Preferred Stock under this section 2(b) on any Dividend Payment Date will be the number obtained by dividing (i) the total dollar amount of cumulative dividends that the Company intends to pay in Additional Series A Securities on such share on the applicable Dividend Payment Date by (ii) the Series A Liquidation Preference for such share (which, for the purposes of this calculation, shall not include any accrued and unpaid dividends), provided, that the Company shall not be required to issue fractional shares of Series A Preferred Stock, but in lieu thereof may elect to pay in cash the portion of any dividend payable in shares of Series A Preferred Stock that would otherwise require the issuance of a fractional share.

(c) Holders of shares of the Series A Preferred Stock shall be entitled to full cumulative dividends, as herein provided, on the Series A Preferred Stock and no additional amounts. Except as set forth in section 2(d) below, no interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment or payments on the Series A Preferred Stock that may be in arrears.

(d) If dividends are not paid in full, or declared in full and sums set apart for the payment thereof, upon the shares of Series A Preferred Stock and the shares of Parity Stock, all dividends declared upon shares of Series A Preferred Stock and upon all Parity Stock shall be paid or declared pro rata so that in all cases the amount of dividends paid or declared on each share of the Series A Preferred Stock and on each share of such Parity Stock shall bear to each other the same ratio that unpaid accumulated dividends on such shares, including dividends accrued or in arrears, if any, on the shares of Series A Preferred Stock and such other shares of Parity Stock, bear to each other (taking into account the length of time each share of such classes of stock has been outstanding). Unless and until full cumulative dividends on the shares of Series A Preferred Stock in respect of all past quarterly dividend periods have been paid, and the full amount of dividends on the shares of Series A Preferred Stock in respect of the then current quarterly dividend period shall have been or are contemporaneously declared in full and sums set aside for the payment thereof, no shares of Junior Stock or Parity Stock shall be redeemed, retired, purchased or otherwise acquired for any consideration (or any payment made to or available for a sinking fund for the redemption of any such shares) by the Company or any Subsidiary of the Company (except by conversion into or exchange for shares of Junior Stock). Unless and until full cumulative dividends on the shares of Series A Preferred Stock in respect of all past quarterly dividend periods have been paid or are contemporaneously declared in full and sums set aside for payment thereof, no dividends shall be paid or declared or set aside for payment or other distribution upon the Junior Stock, other than in shares of, or warrants or rights to acquire, Junior Stock. Notwithstanding the foregoing, the Company shall not distribute any of the shares of the capital stock of any of its direct or indirect Subsidiaries as a dividend to its shareholders without first obtaining the affirmative vote, or written consent as provided by law, of the Requisite Holders, at a vote of the holders of Series A Preferred Stock, voting separately as a class. For the purposes hereof, a "Subsidiary" shall mean any corporation, association or other business entity (i) at least 50% of the outstanding voting securities of which are at the time owned or controlled by the Company; or (ii) with respect to which the Company possesses, directly or indirectly, the power to direct or cause the direction of the affairs or management of such person.

         The terms "accrued dividends," "dividends accrued" and "dividends in arrears," whenever used herein with reference to a share of Series A Preferred Stock, shall mean an amount which shall be equal to dividends on such share at the Series A Applicable Rate per share from the date or dates on which such dividends commence to accrue on such share to the end of the then current quarterly dividend period for the Series A Preferred Stock (or, in the case of redemption, to the date of redemption), whether or not earned or declared and whether or not assets of the Company are legally available therefor, and if full dividends are not declared or paid (whether in cash or in Additional Series A Securities), then such dividends shall cumulate on each share of Series A Preferred Stock, with additional dividends thereon, compounded quarterly, at the Series A Applicable Rate, for each quarterly period during which such dividends remain unpaid, less the amount of all such dividends paid, or declared in full and sums set aside for the payment thereof, upon such share of Series A Preferred Stock.

(e) The amount of any dividends for each share of Series A Preferred Stock for any full quarterly period shall be computed by multiplying the Series A Applicable Rate for such quarterly dividend period by the Series A Liquidation Preference for such share and dividing the result by four. Dividends payable on the shares of Series A Preferred Stock for any period less than a full quarterly dividend period shall be computed on the basis of a 360-day year of 12 months having 30 days each and the actual number of days elapsed for any period less than one month.

(f) The dividends payable on each share of the Series A Preferred Stock shall be proportionately adjusted (taking into account the amount of accrued and unpaid dividends due with respect to each share) in the event of any stock split, reverse stock split, stock combination, reclassification or pursuant to any other adjustment with respect to the Series A Preferred Stock.

Section 3.  Liquidation Preference.

(a) In the event of a Liquidation, whether voluntary or involuntary, the holders of each share of Series A Preferred Stock then outstanding shall be entitled to receive out of the assets of the Company legally available for distribution to the Company's shareholders, whether such assets are stated capital or surplus of any nature, an amount on such date equal to $100 (the "Issue Price") plus all accrued and unpaid dividends (including any dividends payable in respect of the elapsed portion of the then current quarter in accordance with section 2) due with respect to such share of Series A Preferred Stock as of such date, calculated pursuant to sections 2(a) and 2(e) above (such sum, the "Series A Liquidation Preference"). Payment of the Series A Liquidation Preference (the "Series A Liquidation Payment") shall be made before any payment shall be made or any assets distributed to the holders of any class or series of the Common Stock or any other class or series of the Company's capital stock ranking junior as to liquidation rights to the Series A Preferred Stock. Following payment to the holders of the Series A Preferred Stock of the full preferential amounts described in the first sentence of this section 3(a), the remaining assets (if any) of the Company available for distribution to shareholders of the Company shall be distributed, subject to the rights of the holders of shares of any other series of preferred stock ranking senior to the Common Stock as to distributions, upon Liquidation pro rata among the holders of the Common Stock and any other shares of capital stock of the Company ranking on a parity with the Common Stock as to distributions upon Liquidation. If upon any Liquidation the assets available for payment of the Series A Liquidation Payment are insufficient to permit the payment to the holders of the Series A Preferred Stock of the full preferential amounts described in this paragraph, then all the remaining available assets shall be distributed among the holders of the then outstanding Series A Preferred Stock and any other then outstanding Parity Stock pro rata according to amount of the liquidation preference of the outstanding shares of Series A Preferred Stock and Parity Stock, respectively, held by each holder thereof and taking into account the amount of accrued and unpaid dividends on each such share.

(b) The Series A Liquidation Preference shall be proportionately adjusted (taking into account the amount of accrued and unpaid dividends due with respect to each share) in the event of any stock split, reverse stock split, stock combination, reclassification or pursuant to any other adjustment with respect to the Series A Preferred Stock.

Section 4.  Redemption.

(a) Mandatory Redemption by Company. The Company shall, on December 31, 2016 (the "Mandatory Redemption Date"), redeem all of the then outstanding shares of the Series A Preferred Stock (including shares issuable in respect of accrued but unpaid dividends)(the "Company Mandatory Redemption") for cash at a total redemption price for each share equal to the Series A Liquidation Preference (the "Mandatory Redemption Price") for such share. If any holder of the Series A Preferred Stock shall fail to surrender to the Company the certificates evidencing such shares on or prior to the Mandatory Redemption Date, such shares will nevertheless be deemed to have been redeemed upon the Mandatory Redemption Date, and the former holder will not have or exercise any right with respect to such shares except to receive the Mandatory Redemption Price, without interest, upon surrender of the certificate(s) evidencing the redeemed shares of Series A Preferred Stock.

(b) Optional Redemption by Company. At any time on or after December 31, 2011, the Company may, upon 30 days written notice to the holders of the Series A Preferred Stock, redeem any part or all of the then outstanding shares of Series A Preferred Stock (including shares issuable in respect of accrued but unpaid dividends)(the "Company Optional Redemption") for cash at a total redemption price for each share equal to the Series A Liquidation Preference (the "Optional Redemption Price") for such share. Such notice shall specify the date of the Company Optional Redemption (which shall be at least 30 days after such notice (the "Optional Redemption Date")).

(c) Payment of Redemption Price. All accrued and unpaid dividends on Series A Preferred Stock through the date of the Mandatory Redemption Date or Optional Redemption Date, as the case may be, shall be payable in full at the time of redemption. Payment of the Mandatory Redemption Price or the Optional Redemption Price, as the case may be, and payment of accrued and unpaid dividends in connection with either a Company Mandatory Redemption or a Company Optional Redemption shall be made in cash.

(d) Status of Redeemed Shares. Any shares of Series A Preferred Stock that shall at any time have been redeemed pursuant to section 4 hereof shall, after such redemption, have the status of authorized but unissued shares of preferred stock, without designation as to series.

Section 5.  Voting Rights.

         Except as otherwise provided by applicable law, the holders of the Series A Preferred Stock shall not have any voting rights.

Section 6.  Limitations.

         In addition to any other rights provided by applicable law, so long as any shares of Series A Preferred Stock are outstanding, the Company shall not, without the affirmative vote, or the written consent as provided by law, of the Requisite Holders, at a vote of the holders of Series A Preferred Stock, voting separately as a class,

         (a) create, authorize or issue any class, series or shares of (i) Senior Stock or (ii) Parity Stock; or

         (b) change the preferences, rights or powers with respect to the Series A Preferred Stock so as to affect the Series A Preferred Stock adversely.

Section 7.  Dividend Received Deduction.

         For federal income tax purposes, the Company shall report distributions of cash and property on the Series A Preferred Stock as dividends, to the extent of the Company's current and accumulated earnings and profits (as determined for federal income tax purposes).

Section 8.  Definitions.
            -----------

         For purposes of this Certificate of Designations, the following definitions shall apply:

         "accrued dividends" has the meaning set forth in section 2(d) hereof.

         "Additional Series A Securities" has the meaning set forth in section 2(b) hereof.

         "Articles of Incorporation" means the Articles of Incorporation of the Company, as amended from time to time, and as filed with the Secretary of State of the State of Missouri.

         "Board of Directors" means the Board of Directors of the Company.

         "Business Day" has the meaning set forth in section 2(a) hereof.

         "Common Stock" means the Common Stock, par value $1 per share, of the Company.

         "Company" means Americo Life, Inc., a Missouri corporation.

         "Company Mandatory Redemption" has the meaning set forth in section 4(a) hereof.

         "Company Optional Redemption" has the meaning set forth in section 4(b) hereof.

         "dividends accrued" has the meaning set forth in section 2(d) hereof.

         "dividends in arrears" has the meaning set forth in section 2(d)hereof.

         "Dividend Payment Date" has the meaning set forth in section 2(a) hereof.

         "GBCL" shall have the meaning set forth in the first paragraph of this Certificate of Designations.

         "Initial Issuance Date" means December 31, 2001.

         "Issue Price" has the meaning set forth in section 3(a) hereof.

         "Junior Stock" has the meaning set forth in section 1 hereof.

         "LIBOR Rate" shall mean, for any quarterly dividend period, an interest rate per annum equal to the rate of interest published in The Wall Street Journal on the first Business Day of such quarterly period in the column captioned "Money Rates" under the heading "London Interbank Offered Rates (LIBOR)", with respect to a time period equal to approximately three months; provided, that if such publication is not available or such rate is not set forth therein, the LIBOR Rate shall be determined on the basis of any other source determined by the Board of Directors in the exercise of its reasonable discretion.

         "Liquidation" has the meaning set forth in section 1 hereof.

         "Mandatory Redemption Date" has the meaning set forth in section 4(a) hereof.

         "Mandatory Redemption Price" has the meaning set forth in section 4(a) hereof.

         "Optional Redemption Date" has the meaning set forth in section 4(b) hereof.

         "Optional Redemption Price" has the meaning set forth in section 4(b) hereof.

         "Original Issuance Date" has the meaning set forth in section 2(a) hereof.

         "Parity Stock" has the meaning set forth in section 1 hereof.

         "Person" means all natural persons, corporations, business trusts, associations, companies, partnerships, joint ventures, and other entities and governments and agencies or political subdivisions thereof.

         "Requisite Holders" means, at any time, holders of a majority of Series A Preferred Stock then outstanding.

         "Senior Stock" has the meaning set forth in section 1 hereof.

         "Series A Applicable Rate" has the meaning set forth in section 2(a) hereof.

         "Series A Liquidation Payment" has the meaning set forth in section 3(a) hereof.

         "Series A Liquidation Preference" has the meaning set forth in section 3(a) hereof.

         "Series A Preferred Stock" has the meaning set forth in section 1 hereof.

         "Subsidiary" has the meaning set forth in section 2(e) hereof.



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


987077.4
         IN WITNESS WHEREOF, the Company has caused this Certificate of Designations to be signed by Gary L. Muller, its President, and signed and attested by Major W. Park, Jr., its Secretary, this ___ day of December 2001.



                        By:
                        ----------------------------------------
                        Name:    Gary L. Muller
                        Title:   President


                        By:
                        ----------------------------------------
                        Name:    Major W. Park, Jr.
                        Title:   Secretary

(SEAL)



ATTEST:

----------------------------
Secretary


STATE OF _____________     )
                                    )  SS.
COUNTY OF ___________      )

         I, the undersigned, a notary public, do hereby certify that on the ___ day of December 2001, personally appeared before me Gary L. Muller, who, being by me first duly sworn, declared that he is the President of Americo Life, Inc., a Missouri general and business corporation, that he signed the foregoing document as President of said corporation, and that the statements contained therein are true.


         IN WITNESS WHEREOF, I have hereunto set my hand and affixed my official seal the day and year last above written.


                     -----------------------------------------------------
                         Notary Public in and for said County and State

My Commission Expires:
--------------------